For Immediate Release

October 21, 2011

First Century Bankshares, Inc.

Reports 2011 Third Quarter Earnings and

Announces Third Quarter Dividend

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS), announced earnings of $533,000 for the three-month period ending September 30, 2011. This represents an increase of approximately 15.9% from the $460,000 earned during the same period in 2010. This increase was primarily the result of the recognition of securities gains and higher noninterest income, offsetting additional provisions for loan losses and a lower net interest margin. On a per share basis, net income increased to $0.28 per diluted share for the three-month period ended September 30, 2011, compared to $0.24 per diluted share for the same period in 2010.

Net income was $1,402,000, or $0.74 per share, for the nine-month period ended September 30, 2011, compared to $1,597,000, or $0.84 per share, for the same period in 2010.

On October 18, 2011, the Board of Directors declared its third quarter dividend to shareholders. The Board declared a dividend in the amount of $0.15 per common share. The dividend is payable to shareholders of record November 8, 2011, and is expected to be paid on or about November 18, 2011.

Net interest income, for the three-month period ended September 30, 2011 was $3,365,000, a decrease of $143,000, or 4.1%, as compared to $3,508,000 for the third quarter of 2010. This decrease was primarily the result of a greater reduction in interest income relative to the reduction in interest expense due to lower loan demand, higher levels of nonperforming assets and the impact of an extended lower interest rate environment on the short term nature of the Company's balance sheet. Net interest margins for the three months ended September 30, 2011 and 2010 were 3.20% and 3.30%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,368,000 for the three-month period ended September 30, 2011 and represented an increase of $35,000, or 2.6%, compared to $1,333,000 for the same period in 2010. An increase in fiduciary fees of $53,000, or 14.7%, was the primary contributor to higher noninterest income for the quarter. During the third quarter of 2011, investment gains of $549,000 were recognized. Management believed the pricing for securities was being artificially inflated by current Federal Reserve monetary policy and decided to capture a portion of those gains while they were available.

Noninterest expense of $3,350,000 for the quarter ended September 30, 2011 decreased $67,000, or 2.0%, from $3,417,000 for the same period in 2010. Personnel expense decreased $55,000, or 3.4%, due to ongoing efforts to reduce staffing levels through this economic downturn.

During the third quarter of 2011, two actions were undertaken to reduce future noninterest expense. On August 24, 2011, First Century Bank, N.A., the Company's banking subsidiary, filed an application with the West Virginia Division of Banking to convert from a national charter to a state chartered bank. It is expected the resulting reduction in regulatory assessments will be approximately $80,000 per year. Additionally, on September 20, 2011, the Board of Directors voted to freeze accruals in the Company's defined benefit pension plan and close the plan to new participants effective December 31, 2011. The freeze will result in the recognition of a curtailment gain in the fourth quarter of 2011 of approximately $537,000. It is also expected to reduce future expense recognition by approximately $400,000 per year beginning in 2012.

The provision for loan losses was $1,160,000 for the three months ended September 30, 2011. This was a 43.9% increase when compared to the provision of $806,000 for the same period in 2010. Net charge-offs were $3,730,000 for the quarter ended September 30, 2011, compared to $131,000 for the quarter ended September 30, 2010.

The primary increase in the provision was the result of the final disposition of real estate collateral associated with one commercial loan relationship totaling approximately $3,300,000. The credit became collateral dependent during the second quarter of 2011, when the borrower was unable to keep payments current. Upon the auction sale of the remaining real estate collateral by the borrower in the last week of August 2011, it was determined that the remaining note balance should be charged off and any subsequent collections be treated as recovery. The charge-off was offset by a reduction of specific reserves of approximately $2,800,000 assigned to this credit.

Earnings for the three-month periods ended September 30, 2011 and September 30, 2010, reflect an annualized return on average assets (ROAA) of 0.51% and 0.43%, respectively. Also, these earnings reflect an annualized return on average equity (ROAE) of 5.18% and 4.53% for the three-month periods ending September 30, 2011 and 2010, respectively. Dividends of $0.15 per share were paid during both three month periods ended September 30, 2011 and 2010.

Net income was $1,402,000 for the nine-month period ending September 30, 2011. This represents a 12.2% decrease from the $1,597,000 earned during the same period in 2010. On a per share basis, net income decreased to $0.74 per diluted share for the nine-month period ended September 30, 2011, from $0.84 per diluted share for the nine-month period ended September 30, 2010. The same factors that impacted third quarter earnings also influenced earnings for the first nine months of 2011 when compared to the first nine months of 2010.

Net interest income, for the nine-month period ended September 30, 2010 was $10,116,000, a decrease of $448,000, or 4.2%, as compared to $10,564,000 for the first nine months of 2010. Net interest margins for the nine months ended September 30, 2011 and 2010 were 3.19% and 3.34%, respectively.

Noninterest income, net of securities gains, was $4,245,000 for the nine-month period ended September 30, 2011 and represented an increase of $462,000, or 12.2%, compared to $3,783,000 for the same period in 2010. Again, improvement was experienced in most components of noninterest income, with the primary increase being in fiduciary fees which were up $351,000, or 33.5%. Securities gains were $549,000 for the nine-month period ended September 30, 2011, compared to $47,000 for the same period in 2010.

Noninterest expense of $10,501,000 for the nine-months ended September 30, 2011 represented a decrease of $37,000 from $10,538,000 for the same period in 2010. Again, increased costs associated with loan collections offset reductions in personnel expense.

The provision for loan losses was $2,494,000 for the nine-months ended September 30, 2011. This was an increase of $951,000, or 61.6%, compared to the provision of $1,543,000 for the same period in 2010. Net charge-offs were $4,064,000 for the first nine months of 2011, compared to $293,000 for the same period in 2010.

Net income for the first nine months of 2011 produced an ROAE of 4.59% and an ROAA of 0.44% compared with 5.30% and 0.51%, respectively, for the same period in 2010. Dividends paid through the first nine months of 2011 were $0.30 per share, compared to $0.45 per share for the nine-month period ended September 30, 2010.

Total assets at September 30, 2011 were $416,349,000 as compared to $407,989,000 at December 31, 2010, or an increase of $8,360,000, or 2.1%. The loan portfolio decreased $5,772,000, or 2.2%, during this period to $254,485,000 at September 30, 2011, from $260,257,000 at December 31, 2010, reflecting minimal loan demand during the period. The investment portfolio decreased approximately $10,878,000, or 11.1%, during this same period, increasing liquidity held in cash equivalents.

Total deposits increased by $3,005,000 to $355,346,000 at September 30, 2011 from $352,341,000 at December 31, 2010. Noninterest-bearing deposits increased by $10,395,000, or 22.1%, reflecting normal fluctuations with some larger commercial customers. Interest-bearing deposits decreased $7,390,000 during this same period, reflecting efforts to contain interest expense.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $18,349,000 at September 30, 2011, and $20,057,000 at December 31, 2010. As a percentage of total assets, nonperforming assets decreased from 4.9% at December 31, 2010 to 4.4% at September 30, 2011. With the reduction in specific reserves previously mentioned, the allowance for loan losses as a percentage of total loans decreased from 2.26% at December 31, 2010, to 1.69% at September 30, 2011.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: changes in economic conditions which may affect our primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; success and timing of loan workout strategy; the nature and extent of governmental actions and reforms; continuing consolidation on the financial services industry; rapidly changing technology; and evolving financial industry standards. First Century undertakes no obligation to revise these statements following the date of this press release.

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